UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 25th, 2013

CYTTA CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-139699	98-0505761
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Suite 101- 6490 West Desert Inn Rd.
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (702) 307-1680

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 3.03  Material Modifications to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On April 25th, 2013 the Company received notice from the Financial Industry Regulatory Authority (FINRA) that they had received the documentation necessary to effect the Reverse Stock Split. This corporate action will be announced on April 26th, 2013 and will take effect at the open of business on April 29th, 2013.

Trading of the Common Stock on the OTC QB will continue, on a Reverse Split-adjusted basis and its ticker symbol (CYCA) will remain unchanged, although a "D" will be placed on the CYCA ticker symbol (CYCAD) for 20 business days to alert the public about the Reverse Split. The new CUSIP number for the Common Stock following the Reverse Split is 12673W407.

On April 9th, 2013, Cytta Corp (the Company), received confirmation from the Secretary of State of the State of Nevada that the Certificate of Change Pursuant to NRS 78.209 (the Certificate of Change) to the Amended and Restated Articles of Incorporation to effect a reverse split and par value increase of the Company’s Common Stock, $0.00001, par value per share (the Common Stock), at a ratio of 1-for-300 with all fractional shares rounded up to the next whole share (the Reverse Stock Split) was duly filed on April 9th, 2013 to be effective April 29th, 2013. After the Reverse Stock Split, the Company has approximately 12,630,490 common shares $0.001 par value outstanding. Pursuant to the Reverse Stock Split, the number of authorized shares of the Company’s Common Stock was reduced to 13,000,000 shares of Common Stock.

Each shareholder's percentage ownership interest in the Company and proportional voting power remains unchanged after the Reverse Stock Split except for minor changes and adjustments resulting from rounding up the fractional shares. The rights and privileges of the holders of Company’s Common Stock are substantially unaffected by the Reverse Stock Split.

On April 10, 2013, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation pursuant to NRS 78.385 and 78.390 (the Certificate of Amendment) to increase the number of authorized shares of the Company’s Common Stock from 13,000,000 to 100,000,000 shares (the Capital Increase Amendment) on April 29th, 2013 following the Reverse Stock Split.

The Reverse Stock Split and Capital Increase Amendment were approved by the Board of Directors of the Company on April 5th, 2013. In addition, the actions taken by the Board of Directors with respect to the Capital Increase Amendment were approved by the written consent dated as of April 5th, 2013 of the Company’s stockholders entitled to vote a majority of the shares of Common Stock then outstanding.

The primary objective of the Reverse Split is to increase the per share price of the Common Stock in order to potentially allow the Company to seek a listing of the Common Stock on a more established trading market, including a stock exchange.

The Company elected to affect a reverse stock split as part of its efforts to better align the stock price with its accomplishments and future growth potential. The Company believes that an increase in the share price of its common stock may enhance its ability to attract new investors and broaden its shareholder base. Many institutional investors and investment funds may be reluctant to invest, and in some cases prohibited from investing, in lower-priced stocks. In addition, the Company expects that the reverse stock split should provide benefits to Cytta Corp. stockholders by facilitating lower transaction costs, improving trading liquidity of the stock, and reducing share price volatility.

Further, we believe that our current low stock price negatively affects the marketability of our existing shares and our ability to raise additional capital.  Although we cannot guarantee it, we hope that the Reverse Split will increase the market price of our stock. Theoretically, the increase should occur in a direct inverse proportion to the Reverse Split ratio.  In other words, with a Reverse Split ratio of 1 to 300 the assumption is that the market price of our stock should increase by three hundred (300) following the Reverse Split. Stockholders should note that the effect of the Reverse Stock split upon the price of the Company’s Common Stock cannot be accurately predicted.

Finally, we are hopeful that the Reverse Split and the resulting anticipated increased price level will encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders; however we cannot guarantee any of the foregoing.

Copies of the Certificate of Change and the Certificate of Amendment that were filed with the Secretary of State of the State of Nevada are attached to this Form 8-K as Exhibits 3.1 and 3.2, respectively.

Exhibits

      No.   Exhibits

      3.1       Certificate of Change

      3.2       Certificate of Amendment

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

April 25th, 2013

Cytta Corp.

By: /s/ Gary Campbell

Gary Campbell

CEO & CFO

4